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                                                                    Exhibit 99.1

PRESS RELEASE
Source: MicroIslet, Inc.

EDMONTON PROTOCOL DIABETES ISLET CELL PIONEER NAMED CHIEF SCIENTIFIC OFFICER OF MICROISLET.


SAN DIEGO, June 26 -- MicroIslet, Inc. (OTCBB: MIIS.OB) (the "Company") announced today that Jonathan R. T. Lakey, Ph.D., M.S.M., was named the Company's Chief Scientific Officer and elected to the Company's Board of Directors. Dr. Lakey is a co-developer of the Edmonton Protocol, an internationally recognized treatment for type 1 diabetes.

Other new Board members are Keith B. Hoffman, Ph.D., Michael J. Andrews, and Ronald Katz, CPA. The new board members replace Dr. James R. Gavin III, John J. Hagenbuch, Myron A. Wick III, and Bertram E. Walls, M.D., who have resigned from the Board.

Dr. Lakey will lead MicroIslet's efforts to accelerate the clinical introduction of cell based encapsulation therapy for persons with type 1 diabetes. He will work to set up and coordinate new trials outside of the United States. While at the University of Alberta in Edmonton, Canada, Dr. Lakey's team assisted over 40 clinical islet transplantation programs worldwide to replicate the Edmonton Protocol in over 1200 diabetic patients to date. Dr. Lakey has been an active member of the Company's Scientific Advisory Board since 2002.

"These expanded roles for Dr. Lakey reflect the Company's new direction and commitment to expedite human trials with MicroIslet's proprietary therapy. Dr. Lakey brings a set of unique talents which we strongly believe will facilitate the Company's progress. Dr. Lakey, and our new team of Board members, will bring a product-driven focus to all of MicroIslet's efforts", said Ronald Katz, the Company's new Chairman of the Board.

New Directors

Keith B. Hoffman, Ph.D. has served as an intellectual property consultant to the Company and is currently the Chief Operating Officer of Thuris Corporation (medical devices and pharmaceuticals for Central Nervous System disorders) where he manages all business development, funding, and intellectual property matters. Keith was also a founder or co-founder of: Thuris, OLAS Pharmaceuticals (therapeutics for growth hormone modulation), Psych Pain Therapeutics, and Ansuma Biologics (antibodies and reagents supplier). His previous intellectual property experience includes advising on over 50 patent filings across varied biologic and chemical technologies. He has been a business development and/or intellectual property adviser to Cortex Pharmaceuticals (Ampakine drugs for cognition-related neurological and psychiatric disorders) [AMEX:COR], Akesis Pharmaceuticals (combination therapeutics for Type II diabetes) [OTC:AKES], and Tensor Biosciences (drug discovery and development in partnership with Panasonic). Keith advised on key technology patents for: Ancile Pharmaceuticals, MicroIslet, OLAS, Psych Pain Therapeutics, Tensor, and Thuris. Dr. Hoffman received his Ph.D. from UC Irvine for his work on the neuropharmacology of memory formation and Alzheimer's disease in the laboratory of Dr. Gary Lynch.

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Michael Andrews is the President of Worldwide LifeScience Technologies (WLT).
WLT develops organizations in biotechnology and life sciences with a focus on Asia and the Pacific rim. From 2001 to 2006 Mr. Andrews served as Vice-President of Worldwide Operations at Chemicon International Inc., a Serologicals Corporation company, with responsibilities for engineering, manufacturing, process sciences, quality systems, regulatory, supply chain management, facilities, and animal operations. At Chemicon he was also responsible for Chemicon Operations in Australia and the United Kingdom. From 1998 to 2001 he served as the Senior Director of Manufacturing and Materials at Ancile Pharmaceuticals, Inc., where he developed Good Agricultural Practices (GAP) for medicinal plants and was instrumental in the allowance of a number of Investigational New Drug (IND) applications. From 1995 to 1998 he served as Head of Manufacturing and Material Management at NaPro BioTherapeutics in Boulder, Colorado and Victoria, British Columbia. Previous to that, he was Plant Supervisor for Large Scale Fermentation for Synergen Corporation in Boulder, Colorado from 1992 to 1994. From 1982 to 1992 he served in various manufacturing positions for Genentech, Inc. in San Francisco, California. He holds a number of patents in pharmaceutical processes and formulations. Mr. Andrews holds memberships in the American Chemical Society and the International Society of Pharmaceutical Engineers.

Ronald Katz is a partner in the Public Accounting firm Weiser, LLP. Mr. Katz has been an advisor on several of the largest and most complex real estate developments in the country. He has a Bachelor of Science in Accounting and Management from New York University. His other affiliations include: Board membership in the American Society of the University of Haifa, the Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants, the New York Association of Builders and Owners, the Real Estate Board of New York, and the International Franchise Association. Mr. Katz is also a MicroIslet investor, having participated in two prior private financings.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the Osafe harborO provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including MicroIslet's need to raise substantial additional funds in order to fund its new strategy and continue as a going concern, the risks and uncertainties inherent in medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, including foreign government approvals for clinical trials outside the United States, dependence on FIOS Therapeutics as a sole source supplier of animal parts for pre-clinical and clinical studies, MicroIslet's need to raise substantial additional capital to proceed through human clinical trials and bring any product to market, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.

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About MicroIslet:

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with conditions requiring cell-based replacement treatments, with a focus on type 1, or insulin dependent diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, along with its own developments, constitute methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet intends to continue its research and development efforts, and ultimately, to introduce products to the market.

Additional information about MicroIslet can be found at www.microislet.com.

Source: MicroIslet, Inc.

CONTACT:  MicroIslet, Inc.
          Kevin A. Hainley, Interim Chief Financial Officer
          858-657-0287
          info@microislet.com